News Release

Firsthand Technology Value Fund Discloses

Top Portfolio Holdings and Certain Company Updates

San Jose, CA, February 6, 2020 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top five holdings as of January 31, 2020, were Pivotal Systems, Revasum, IntraOp Medical, Wrightspeed, and Hera Systems.

1.	Pivotal Systems Corp. (ASX: PVS) provides monitoring and process control technologies for the semiconductor manufacturing industry. As of January 31, 2020, the Fund’s investment in Pivotal consisted of 45,090,506 shares of restricted and unrestricted common stock and common stock equivalents and represented approximately 35.1% of the Fund’s estimated total investments.*

2.	Revasum, Inc. (ASX: RVS) is a provider of chemical-mechanical planarization (CMP) and grinding tools to the semiconductor industry. As of January 31, 2020, the Fund’s investment in Revasum consisted of 46,834,340 shares of restricted and unrestricted common stock and common stock equivalents and represented approximately 18.0% of the Fund’s estimated total investments.*

3.	IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of January 31, 2020, the Fund’s investment in IntraOp consisted of 26,856,187 shares of preferred stock plus debt securities and represented approximately 14.8% of the Fund’s estimated total investments.*

4.	Wrightspeed, Inc. is a supplier of electric drivetrains for medium-duty trucks. As of January 31, 2020, the Fund’s investment in Wrightspeed consisted of 51,360,289 shares of preferred and common stock plus debt securities and warrants to purchase additional shares, and represented approximately 12.9% of the Fund’s estimated total investments.*

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5.	Hera Systems, Inc. is developing a constellation of micro-satellites that will deliver high-revisit, high-resolution imagery. As of January 31, 2020, the Fund’s investment in Hera consisted of 13,081,527 shares of preferred stock plus debt securities and warrants to purchase additional shares and represented approximately 6.2% of the Fund’s estimated total investments.*

The Fund also announced that as of January 31, 2020, the estimated total investments* of the Fund were approximately $128.49 million, or $17.90 per share, including cash and cash equivalents of approximately $0.71 per share. As of that date, the Fund’s top five holdings constituted 86.9% of the Fund’s estimated total investments*. Complete financial statements and a detailed schedule of investments as of December 31, 2019, will be available in the Fund’s annual report filing on Form 10-K in March, 2020.

The Fund also disclosed that certain material current events may impact the value of its assets in the future. In one case, one of the Fund’s current portfolio companies is negotiating a new round of equity financing that we believe, if consummated, could result in an increase in the value of the Fund’s total investments of approximately $1.75 - $2.00 per share. Currently the Fund cannot determine the likelihood or the timing of the proposed transaction closing, or whether the material terms of the proposed transaction will change. If the transaction is not completed, we believe the value of the Fund’s holdings might be negatively impacted if the company is unable to secure additional financing on similar terms.

In another case, a current portfolio company has suffered a significant setback in deploying its technology. The company’s business may or may not be able to recover from the setback, and the Fund may be forced to write down the value of its position in that company. In the worst-case scenario, we believe this event could have a downside impact on the Fund’s total investments of approximately $1.10 per share.

*	Total investments are estimated as of January 31, 2020, and represent the value of the Fund’s preliminary total investments as of December 31, 2019, plus the estimated net change in unrealized appreciation/depreciation and actual realized gains/losses on publicly traded and private securities since December 31, 2019. For the purposes of calculating the percentage of estimated total investments represented by each investment, the value of each holding is determined by either: (1) the purchase price, (2) the market value for public securities, less any discounts taken due to restrictions on the stock, or (3) the most recently calculated fair value of each security, as determined under procedures approved by our Board of Directors. The estimated total investments figure does not reflect net asset value because actual and estimated liabilities (such as estimated tax liabilities and performance fees, accrued vendor service fees and other liabilities) are not deducted.

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About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Unlike most business development companies, the Fund is taxed as a corporation rather than a Regulated Investment Company under federal tax laws, based on the composition of its assets. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski

Firsthand Capital Management, Inc.

(408) 624-9526

vc@firsthandtvf.com